EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky For Immediate Release August 10, 2005 Contact: Don Jennings, President, or Clay Hulette, Vice President
(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

          Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $1.6 million for the fiscal year ended June 30, 2005, compared to $761,000 for First Federal Savings and Loan of Hazard for the fiscal year ended June 30, 2004.  On March 2, 2005, the mutual-to-stock conversion of First Federal Savings and Loan of Hazard culminated in the formation of Kentucky First Federal Bancorp and the acquisition of Frankfort First Bancorp, Inc., parent company of First Federal Savings Bank of Frankfort.  Earnings per share for Kentucky First Federal were $0.08 for the three months ended June 30, 2005 – the only full three-month period in which Kentucky First Federal was in existence and therefore the only period for which earnings per share has been calculated.  Financial results for dates or periods subsequent to March 2, 2005, reflect the consolidated holding company while periods before this date solely reflect the financial data for First Federal Savings and Loan of Hazard.

          The increase in net earnings for the period ended June 30, 2005 was primarily attributable to the inclusion of earnings generated by First Federal Savings Bank of Frankfort for the portion of the period that Kentucky First Federal Bancorp had been formed and First Federal of Frankfort was a subsidiary.

          Kentucky First Federal Bancorp’s net earnings for the three months ended June 30, 2005 totaled $596,000 compared to a net loss of $37,000 for the three months ended June 30, 2004.  The increase results primarily from an increase in net interest income of $856,000 or 96.7%, partially offset by an increase in general, administrative and other expense of $87,000.  Also contributing to the increase in earnings was the reversal of a previously pledged charitable donation that resulted in approximately $200,000 in additional Other Operating Income.  Management cautioned that this was an atypical situation that will not recur.

          The acquisition of Frankfort First Bancorp, Inc. and its subsidiary, First Federal Savings Bank of Frankfort on March 2, 2005, gave rise to significant increases in components of the Company’s statement of condition.  From June 30, 2004 to June 30, 2005, the Company experienced increases in loans receivable ($118.1 million), deposits ($56.3 million), FHLB Advances ($42.0 million), shareholder’s equity ($34.9 million), and total assets ($134.1 million).

          At June 30, 2005, the Company reported its book value per share as $7.67.

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

          Kentucky First Federal Bancorp operates four offices in Hazard and Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At June 30, 2005 the Company had approximately 8,596,000 shares outstanding.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	June 30, 2005	June 30, 2004

	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$8,358	$16,862
Investment Securities	86,837	86,214
Loans Receivable, net	151,712	33,586
Other Assets	27,009	3,161

Total Assets	$273,916	$139,823

Liabilities
Deposits	$155,044	$98,751
FHLB Advances	50,984	9,000
Other Liabilities	1,949	1,029

Total Liabilities	207,977	108,780
Shareholders’ Equity	65,939	31,043

Total Liabilities and Equity	$273,916	$139,823

Book Value Per Share	$7.67	$ N/A

Condensed Consolidated Statements of Earnings
(In thousands, except per share data)

	Twelve months ended June 30,				Three months ended June 30,

	2005		2004		2005	2004

	(Unaudited)		(Audited)		(Unaudited)	(Unaudited)
Interest Income		$8,153		$5,601	$3,183		$1,429
Interest Expense		3,353		2,220	1,442		544

Net Interest Income		4,800		3,381	1,741		885
Provision for Losses on Loans		53		10	13		(36)
Other Operating Income (Loss)		263		(35)	229		(55)
General, Administrative, and Other Expense		2,509		2,183	1,003		916

Earnings Before Federal Income Taxes		2,501		1,153	954		(50)
Federal Income Taxes		872		392	358		(13)

Net Earnings		$1,629		$761	$596		$(37)

Earnings per share:
Basic	$	N/A	$	N/A	$0.08	$	N/A

Diluted	$	N/A	$	N/A	$0.08	$	N/A

Weighted average outstanding shares:
Basic		N/A		N/A	8,259		N/A

Diluted		N/A		N/A	8,259		N/A